Exhibit 10.5

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. [***] indicates that information has been redacted.

RUBRYC THERAPEUTICS, INC.

SECOND AMENDED AND RESTATED

VOTING AGREEMENT

TABLE OF CONTENTS

Page

1.	Voting Provisions Regarding Board of Directors	2

1.1.	Size of the Board	2
1.2.	Board Composition	2
1.3.	Failure to Designate a Board Member	3
1.4.	Removal of Board Members	3
1.5.	No Liability for Election of Recommended Directors	4

2.	Vote to Increase Authorized Common Stock	4

3.	Drag-Along Right	4

3.1.	Definitions	4
3.2.	Actions to be Taken	5
3.3.	Exceptions	6
3.4.	Restrictions on Sales of Control of the Company	8

4.	Remedies	8

4.1.	Covenants of the Company	8
4.2.	Specific Enforcement	8
4.3.	Remedies Cumulative	8

5.	Term	9

6.	Miscellaneous	9

6.1.	Additional Parties	9
6.2.	Transfers	9
6.3.	Successors and Assigns	10
6.4.	Governing Law	10
6.5.	Counterparts	10
6.6.	Titles and Subtitles	10
6.7.	Notices	10
6.8.	Consent Required to Amend, Terminate or Waive	10
6.9.	Delays or Omissions	12
6.10.	Severability	12
6.11.	Entire Agreement	12
6.12.	Share Certificate Legend	12
6.13.	Stock Splits, Stock Dividends, etc	12
6.14.	Manner of Voting	13
6.15.	Further Assurances	13
6.16.	Dispute Resolution	13
6.17.	Aggregation of Stock	14

i

6.18.	Spousal Consent	14
6.19.	Several Liability	14

Schedule A	-	Investors
Schedule B	-	Key Holders
Exhibit A	-	Terms of Sale
Exhibit B	-	Consent of Spouse

ii

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. [***] indicates that information has been redacted.

SECOND AMENDED AND RESTATED VOTING AGREEMENT

THIS SECOND AMENDED AND RESTATED VOTING AGREEMENT (this “Agreement”), is made and entered into as of August 23, 2021 by and among RubrYc Therapeutics, Inc., a Delaware corporation (the “Company”), those persons or entities listed each listed on Schedule A hereto (together with any subsequent investors, or transferees, who become parties hereto as “Investors” pursuant to Subsections 6.1(a) or 6.2 below, the “Investors”), and those certain stockholders of the Company listed on Schedule B (together with any subsequent stockholders, or any transferees, who become parties hereto as “Key Holders” pursuant to Subsections 6.1(b) or 6.2 below, the “Key Holders,” and together collectively with the Investors, the “Stockholders”).

WHEREAS, concurrently with the execution of this Agreement, the Company and iBio, Inc. (“iBio”) are entering into a Series A-2 Preferred Stock Purchase Agreement (the “Purchase Agreement”) providing for the sale of shares of the Company’s Series A-2 Preferred Stock, $0.0001 par value per share (“Series A-2 Preferred Stock”);

WHEREAS, certain of the Investors (the “Prior Investors”) are holders of the Company’s Series A Preferred Stock, $0.0001 par value per share (“Series A Preferred Stock”) and the Company’s Founder Series Preferred Stock, $0.0001 par value per share (“Founder Series Preferred Stock” and together with the Series A Preferred Stock and the Series A-2 Preferred Stock, the “Preferred Stock”);

WHEREAS, the Prior Investors are parties to that certain Amended and Restated Voting Agreement dated as of July 31, 2021, by and among the Company, the Prior Investors and the Key Holders, as amended (the “Prior Agreement”), which, among other things, provided for certain of the Investors with the right, among other rights, to designate the election of certain members of the board of directors of the Company (the “Board”) in accordance with the terms of such Agreement;

WHEREAS, the parties to such Prior Agreement desire to amend and restate the Prior Agreement in its entirety and to accept the rights and covenants hereof in lieu of their rights and covenants under the Prior Agreement;

WHEREAS, the Third Amended and Restated Certificate of Incorporation of the Company, as the same may be amended from time to time (the “Certificate”) provides that (i) the holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect two (2) Series A Directors (as defined in the Certificate) and (ii) iBio, exclusively and as a separate class, shall be entitled to elect one (1) Series A-2 Director (as defined in the Certificate); and

WHEREAS, the parties desire to enter into this Agreement to set forth their agreements and understandings with respect to how shares of the Company’s capital stock held by them will be voted in various corporate actions, including, among other things, the election of certain members of the board of directors of the Company (the “Board”).

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                  Voting Provisions Regarding Board of Directors.

1.1.            Size of the Board. Each Stockholder agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at five (5) directors. For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company the holders of which are entitled to vote in the election of members of the Board, including without limitation all shares of common stock of the Company, $0.0001 par value per share (“Common Stock”) and Preferred Stock, by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

1.2.            Board Composition. Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board:

(a)               one individual designated by [***], which individual shall initially be [***], to serve as one of the two (2) Series A Directors, for so long as [***] and its Affiliates collectively continue to own beneficially at least 655,615 shares of Series A Preferred Stock (and/or Common Stock issued or issuable upon conversion of Series A Preferred Stock) that [***] originally acquired from the Company, which number shall be subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like;

(b)               one individual designated by [***], which individual shall initially be [***], to serve as the remaining Series A Director for so long as [***] and its Affiliates collectively continue to own beneficially at least 252,880 shares of Series A Preferred Stock (and/or Common Stock issued or issuable upon conversion of Series A Preferred Stock) that [***] originally acquired from the Company, which number shall be subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like;

(c)               one individual designated by iBio, which individual shall initially be Tom Isett, to serve as the Series A-2 Director for so long as iBio and its Affiliates collectively continue to own beneficially at least 1,500,000 shares of Series A-2 Preferred Stock (and/or Common Stock issued or issuable upon conversion of Series A-2 Preferred Stock) that IBio originally acquired from the Company, which number shall be subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like;

(d)               one individual, who is not an employee of the Company or its Affiliates and not an Affiliate of the Company (or its Affiliates) or any stockholder of the Company, nominated by the Company’s Chief Executive Officer and mutually acceptable to the other holders of a majority of the issued and outstanding shares of Series A Preferred Stock and Series A-2 Preferred Stock (voting together and as a separate class), which individual shall initially be [***];

(e)               the Company’s Chief Executive Officer appointed by the Board of Directors of the Company, which individual shall initially be Isaac Bright (the “CEO Director”), provided that if for any reason the CEO Director shall cease to serve as the Chief Executive Officer of the Company, each of the Stockholders shall promptly vote their respective Shares (i) to remove the former Chief Executive Officer from the Board if such person has not resigned as a member of the Board; and (ii) to elect such person’s replacement as Chief Executive Officer of the Company as the new CEO Director.

(f)                To the extent that clauses (a) or (b) in this Subsection 1.2 shall not be applicable as a result of a lack of sufficient Share ownership of either [Stockholder One] (with respect to Section 1.2(a)) or [Stockholder Two] (with respect to Section 1.2(b)) any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by, with respect to each of Section 1.2(a), Section 1.2(b), an 1.2(c), the holders of a majority of the shares of Series A Preferred Stock as one of the Series A Directors (as defined in the Certificate) in accordance with, and pursuant to, the Certificate. For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. For purpose of this Agreement, “Fully Diluted Outstanding Shares” shall have the meaning set forth in the Certificate.

(g)               To the extent that clause (c) in this Subsection 1.2 shall not be applicable as a result of a lack of sufficient Share ownership of iBio, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by, with respect to Section 1.2(c), the holders of a majority of the shares of Series A-2 Preferred Stock as the Series A-2 Director (as defined in the Certificate) in accordance with, and pursuant to, the Certificate.

1.3.            Failure to Designate a Board Member. In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

1.4.            Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a)               no director elected pursuant to Subsections 1.2 or 1.3 of this Agreement may be removed from office other than for cause unless (i) such removal is directed or approved by the affirmative vote of the Person, or, if and only if there is no such Person who is entitled to designate such director under Subsection 1.2, of the holders of at least majority of the shares of stock, entitled under Subsection 1.2 to designate that director; or (ii) the Person(s) originally entitled to designate or approve such director pursuant to Subsection 1.2 is no longer so entitled to designate or approve such director; provided, however, that notwithstanding anything to the contrary in this subsection, the removal, election or re-election of the CEO Director shall be subject to Subsection 1.2(e) of this Agreement.

(b)               any vacancies created by the resignation, removal or death of a director elected pursuant to Subsections 1.2 or 1.3 shall be filled pursuant to the provisions of this Section 1; and

(c)               upon the request of any party or parties entitled to designate a director as provided in Subsection 1.2(a) through 1.2(c) to remove such director, such director shall be removed.

All Stockholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

1.5.            No Liability for Election of Recommended Directors. No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

2.                  Vote to Increase Authorized Common Stock. Each Stockholder agrees to vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time.

3.                  Drag-Along Right.

3.1.            Definitions. A “Sale of the Company” shall mean either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing fifty percent (50%) or more of the outstanding voting power of the Company (a “Stock Sale”); or (b) a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Certificate. An “iBio Sale” shall mean a Sale of the Company to iBio pursuant to the terms set forth on Exhibit A and such other customary terms and conditions that are negotiated between the Company and iBio in good faith during the 30 day period after iBio provides written notice to the Company of iBio’s desire to consummate the iBio Sale.

3.2.            Actions to be Taken. In the event that (A) iBio provides written notice to the Company on or before August 23, 2022 of iBio’s desire to consummate the iBio Sale, or (B) (i) the holders of at least sixty percent (60%) of the shares of Common Stock then issued or issuable upon conversion of the shares of Series A Preferred Stock and shares of Series A-2 Preferred Stock (the “Selling Investors”) and (ii) the Board (the “Requisite Approval”) approve a Sale of the Company in writing, specifying that this Section 3 shall apply to such transaction, then each Stockholder and the Company hereby agree:

(a)               if such transaction requires stockholder approval, with respect to all Shares that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale of the Company (together with any related amendment to the Certificate required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(b)               if such transaction is a Stock Sale, to sell the same proportion of shares of capital stock of the Company beneficially held by such Stockholder as is being sold by the Selling Investors to the Person to whom the Selling Investors propose to sell their Shares, and, except as permitted in Subsection 3.3 below, on the same terms and conditions as the Selling Investors;

(c)               to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Selling Investors in order to carry out the terms and provision of this Section 3, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents;

(d)               not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares of the Company owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquirer in connection with the Sale of the Company;

(e)               to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(f)                if the consideration to be paid in exchange for the Shares pursuant to this Section 3 includes any securities and due receipt thereof by any Stockholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares; and

(g)               in the event that the Selling Investors, in connection with such Sale of the Company, appoint a stockholder representative (the “Stockholder Representative”) with respect to matters affecting the Stockholders under the applicable definitive transaction agreements following consummation of such Sale of the Company, (x) to consent to (i) the appointment of such Stockholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such Stockholder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Stockholder Representative’s services and duties in connection with such Sale of the Company and its related service as the representative of the Stockholders, and (y) not to assert any claim or commence any suit against the Stockholder Representative or any other Stockholder with respect to any action or inaction taken or failed to be taken by the Stockholder Representative in connection with its service as the Stockholder Representative, absent fraud or willful misconduct; and

(h)               after receiving the Requisite Approval, in additional to actions related to this Subsection 3.2, the Company shall initiate the process intended to result in the consummation of the Sale of the Company.

(i)                 Notwithstanding anything to the contrary in this Subsection 3.2 or elsewhere in this Agreement, in no event shall any stockholder who is not or was not an employee or officer of the Company be required, pursuant to this Agreement, any documentation, agreement, consent or waiver referred to in Subsection 3.2(g) or otherwise, to enter into, or be subject in any manner to, any covenant not to compete or solicit or any other restrictive covenant.

3.3.            Exceptions. Notwithstanding the foregoing, a Stockholder will not be required to comply with Subsection 3.2 above in connection with any proposed Sale of the Company (the “Proposed Sale”), unless:

(a)               any representations and warranties to be made by such Stockholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including, but not limited to, representations and warranties that (i) the Stockholder holds all right, title and interest in and to the Shares such Stockholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Stockholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Stockholder have been duly executed by the Stockholder and delivered to the acquirer and are enforceable against the Stockholder in accordance with their respective terms, subject to customary exceptions; and (iv) neither the execution and delivery by the Stockholder of the documents to be entered into by the Stockholder in connection with the transaction, nor the performance of the Stockholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement to which the Stockholder is a party, or any law applicable to the Stockholder, or any judgment, order or decree of any court or governmental agency, in each case, binding upon the Stockholder;

(b)               the Stockholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);

(c)               the liability for indemnification, if any, of such Stockholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its Stockholders in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders), and, subject to the provisions of the Certificate related to the allocation of the escrow, is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Stockholder in connection with such Proposed Sale;

(d)               liability shall be limited to such Stockholder’s applicable share (determined based on the respective proceeds payable to each Stockholder in connection with such Proposed Sale in accordance with the provisions of the Certificate) of a negotiated aggregate indemnification amount that applies equally to all Stockholders but that in no event exceeds the amount of consideration otherwise payable to such Stockholder in connection with such Proposed Sale, except with respect to claims related to fraud by such Stockholder, the liability for which need not be limited as to such Stockholder;

(e)               upon the consummation of the Proposed Sale (i)(A) each holder of each class or series of the Company’s stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, (B) each holder of a series of Founder Series Preferred Stock, Series A Preferred Stock, and Series A-2 Preferred Stock will receive the same amount of consideration per share of such series of Founder Series Preferred Stock, Series A Preferred Stock, and Series A-2 Preferred Stock, respectively, as is received by other holders in respect of their shares, (C) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, unless (ii) the holders of at least (B) sixty percent (60%) of the Founder Series Preferred Stock, (B) sixty percent (60%) of the Series A Preferred Stock, and (C) sixty percent (60%) and Series A-2 Preferred Stock elect to receive a lesser amount by written notice given to the Company at least ten (10) days prior to the effective date of any such Proposed Sale, the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative amounts to which the holders of Preferred Stock and the holders of Common Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Company’s Certificate of Incorporation in effect immediately prior to the Proposed Sale; provided, however, that, notwithstanding the foregoing, if the consideration to be paid in exchange for the Key Holders’ Shares or the Investors’ Shares, as applicable, pursuant to this Subsection 3.3(e) includes any securities and due receipt thereof by any Key Holder or Investor would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Key Holder or Investor of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, the Company may cause to be paid to any such Key Holder or Investor in lieu thereof, against surrender of such Key Holder’s Shares or Investor’s Shares, as applicable, which would have otherwise been sold by such Key Holder or Investor, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Key Holder or Investor would otherwise receive as of the date of the issuance of such securities in exchange for such Key Holder’s or Investor’s Shares, as applicable; and

(f)                subject to clause (e) above, requiring the same form of consideration to be available to the holders of any single class or series of capital stock, if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option; provided, however, that nothing in this Subsection 3.3(f) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Company’s stockholders.

3.4.            Restrictions on Sales of Control of the Company. No Stockholder shall be a party to any Stock Sale unless all holders of Preferred Stock are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Company’s Certificate of Incorporation in effect immediately prior to the Stock Sale (as if such transaction were a Deemed Liquidation Event), unless the holders of at least (a) sixty percent (60%) of the Founder Series Preferred Stock, (b) sixty percent (60%) of the Series A Preferred Stock, and (c) sixty percent (60%) of the Series A-2 Preferred Stock elect otherwise by written notice given to the Company at least ten (10) days prior to the effective date of any such transaction or series of related transactions.

4.                  Remedies.

4.1.            Covenants of the Company. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

4.2.            Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Stockholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

4.3.            Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.                  Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (a) the consummation of the Company’s first underwritten public offering of its Common Stock under the Securities Act of 1933, as amended; (b) the consummation of a Sale of the Company and distribution of proceeds to or escrow for the benefit of the Stockholders in accordance with the Certificate, provided that the provisions of Section 3 hereof will continue after the closing of any Sale of the Company to the extent necessary to enforce the provisions of Section 3 with respect to such Sale of the Company; and (c) termination of this Agreement in accordance with Subsection 6.8 below.

6.                  Miscellaneous.

6.1.            Additional Parties.

(a)               Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Preferred Stock after the date hereof, as a condition to each purchase, each purchaser of such shares of Preferred Stock shall become a party to this Agreement by executing and delivering a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as an Investor and Stockholder hereunder. Each such person shall thereafter be deemed an Investor and Stockholder for all purposes under this Agreement.

(b)               In the event that after the date of this Agreement, the Company enters into an agreement with any Person to issue shares of capital stock (or to issue options to purchase shares of capital stock) to such Person (other than to a purchaser of Preferred Stock described in Subsection 6.1(a) above), following which such Person shall hold (or shall have the right to acquire) Shares constituting one percent (1%) or more of the Company’s then outstanding capital stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised and/or converted or exchanged), then, the Company shall cause such Person, as a condition precedent to consummating such agreement, to become a party to this Agreement by executing a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as a Stockholder and a Key Holder or a Stockholder and an Investor, as applicable, and thereafter such person shall be deemed a Stockholder and a Key Holder or a Stockholder and an Investor, as applicable, for all purposes under this Agreement.

6.2.            Transfers. Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering a counterpart signature page hereto. Upon the execution and delivery of such counterpart signature page by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be an Investor and Stockholder, or Key Holder and Stockholder, as applicable. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Subsection 6.2. Each certificate, instrument, or book entry representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be notated by the Company with the legend set forth in Subsection 6.12.

6.3.            Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.4.            Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

6.5.            Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.6.            Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.7.            Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereto, and to the Company at the address set forth on its signature page hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 6.7. If notice is given to the Company, a copy (which shall not constitute notice) shall also be sent to Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, MN 55402, Attention: Brian G. Moore.

6.8.            Consent Required to Amend, Terminate or Waive. This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by each of the following: (a) the Company; (b) the Key Holders holding at least a majority of the Shares then held by the Key Holders who are then providing services to the Company as officers, employees or consultants; and (c) the holders of a majority of the shares of Common Stock issued or issuable upon conversion of (i) the then outstanding shares of Series A Preferred Stock and (ii) the then outstanding shares of Series A-2 Preferred Stock, in each case held by the Investors (voting as a single class and on an as-converted basis). Notwithstanding the foregoing:

(a)               this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Investor or Key Holder without the written consent of such Investor or Key Holder unless such amendment, termination or waiver applies to all Investors or Key Holders, as the case may be, in the same fashion without creating a disparate impact on any Investor;

(b)               the consent of the Key Holders shall not be required for any amendment or waiver if such amendment or waiver either (A) is not directly applicable to the rights of the Key Holders hereunder; or (B) does not adversely affect the rights of the Key Holders in a manner that is different from the effect on the rights of the other parties hereto;

(c)               Schedules A and B hereto may be amended by the Company from time to time to add information regarding additional Stockholders without the consent of the other parties hereto;

(d)               any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party;

(e)               Neither Subsection 1.2(a) nor this Subsection 6.8(e) shall be amended or waived without the written consent of [***] for so long as [***] and its Affiliates collectively continue to beneficially own at least 655,622 shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock (subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like);

(f)                Neither Subsection 1.2(b) nor this Subsection 6.8(f) shall be amended or waived without the written consent of the holders of a majority of the shares of Series A Preferred Stock not held by [***] for so long as [***] and its Affiliates collectively continue to beneficially own at least 252,883 shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock (subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like);

(g)               Neither Subsection 1.2(c) nor this Subsection 6.8(e) shall be amended or waived without the written consent of IBio for so long as IBio and its Affiliates collectively continue to beneficially own at least any share of Common Stock issued or issuable upon conversion of the Series A-2 Preferred Stock (subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like);

(h)               Subsections 1.2(d) and 1.2(e) shall not be amended or waived without the written consent of Key Holders holding a majority of the shares of capital stock held by the Key Holders who are at such time providing services to the Company as an officer, employee or consultant.

(i)                 The Company shall give prompt written notice of any amendment, termination, or waiver hereunder to any party that did not consent in writing thereto. Any amendment, termination, or waiver effected in accordance with this Subsection 6.8 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver. For purposes of this Subsection 6.8, the requirement of a written instrument may be satisfied in the form of an action by written consent of the Stockholders circulated by the Company and executed by the Stockholder parties specified, whether or not such action by written consent makes explicit reference to the terms of this Agreement.

6.9.            Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.10.        Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.11.        Entire Agreement. This Agreement (including the Exhibits hereto), the Certificate and the other Transaction Agreements (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

6.12.        Share Certificate Legend. Each certificate, instrument, or book entry representing any Shares issued after the date hereof shall be notated by the Company with a legend reading substantially as follows:

“THE SHARES REPRESENTED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

The Company, by its execution of this Agreement, agrees that it will cause the certificates instruments, or book entry evidencing the Shares issued after the date hereof to be notated with the legend required by this Subsection 6.12 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of such Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates, instruments, or book entry evidencing the Shares to be notated with the legend required by this Subsection 6.12 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

6.13.        Stock Splits, Stock Dividends, etc. In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be notated with the legend set forth in Subsection 6.12.

6.14.        Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

6.15.        Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

6.16.        Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the above-named courts, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in any federal court within the State of Delaware or any court of the State of Delaware having subject matter jurisdiction.

6.17.        Aggregation of Stock. All Shares held or acquired by a Stockholder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.18.        Spousal Consent. If any individual Stockholder is married on the date of this Agreement, such Stockholder’s spouse shall execute and deliver to the Company a consent of spouse in the form of Exhibit B hereto (“Consent of Spouse”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Stockholder’s Shares that do not otherwise exist by operation of law or the agreement of the parties. If any individual Stockholder should marry or remarry subsequent to the date of this Agreement, such Stockholder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

6.19.        Several Liability. Each Investor’s obligations hereunder are several, and not joint and several. No Investor shall be liable for any other Investor’s breach of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Voting Agreement as of the date first written above.

COMPANY:

RUBRYC THERAPEUTICS, INC.

By:	/s/ Isaac Bright
Name: Isaac Bright
Title: Chief Executive Officer

Address:

[Signature Page to Second Amended and Restated Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Voting Agreement as of the date first written above.

KEY HOLDERS:
[***]

[Signature Page to Second Amended and Restated Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Voting Agreement as of the date first written above.

INVESTORS:

[***]

[Signature Page to Second Amended and Restated Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Voting Agreement as of the date first written above.

INVESTORS:
[***]

[Signature Page to Second Amended and Restated Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Voting Agreement as of the date first written above.

INVESTORS:
[***]

[Signature Page to Second Amended and Restated Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Voting Agreement as of the date first written above.

INVESTORS:

IBIO, INC.

By:	/s/ Tom Isett
Name: Thomas F. Isett
Title: President

[Signature Page to Second Amended and Restated Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Voting Agreement as of the date first written above.

INVESTORS:
[***]

[Signature Page to Second Amended and Restated Voting Agreement]

EXHIBIT B

CONSENT OF SPOUSE

I, ____________________, spouse of ________________, acknowledge that I have read the Voting Agreement, dated as of August 23, 2021, to which this Consent is attached as Exhibit A (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of the Company that my spouse may own, including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated:_____________________________, 2021
[Name of Key Holder’s Spouse]